Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2019

Financial Results

Hsinchu, Taiwan (July 10, 2019) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2019, ended May 31, 2019.

Revenue for the third quarter of fiscal 2019 was $1.7 million, a 7% increase compared to $1.6 million in the second quarter of fiscal 2019. GAAP net loss attributable to SemiLEDs stockholders for the third quarter of fiscal 2019 was $859 thousand, compared to a loss of $847 thousand in the second quarter of fiscal 2019, or a net loss of $0.24 per diluted share for the third quarter and for the second quarter of fiscal 2019.

GAAP gross margin for the third quarter of fiscal 2019 was 19%, compared with breakeven for the second quarter of fiscal 2019. Operating margin for the third quarter of fiscal 2019 was negative 40%, compared with negative 56% in the second quarter of fiscal 2019. The Company’s cash and cash equivalents was $1.1 million at May 31, 2019, compared to $1.6 million at the end of the second quarter of fiscal 2019. On July 5, 2019, we entered into two new loan agreements totaling an aggregate amount of $3.2 million (NT$100 million) to refinance an existing real estate loan of $2.0 million (NT$62 million) and provide for operating capital of $1.2 million (NT$38 million).

We expect revenue for the fourth quarter ending August 31, 2019 to be about $1.6 million +/- 10%.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2019	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,060	$1,635
Accounts receivable (including related parties), net	562	736
Inventories	1,945	2,073
Prepaid expenses and other current assets	441	355
Total current assets	4,008	4,799
Property, plant and equipment, net	6,029	6,448
Intangible assets, net	96	93
Investments in unconsolidated entities	888	912
Other assets	163	176
TOTAL ASSETS	$11,184	$12,428
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$329	$337
Accounts payable	658	973
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,179	2,149
Total current liabilities	3,666	3,959
Long-term debt, excluding current installments	4,908	5,040
Total liabilities	8,574	8,999
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,772	175,745
Accumulated other comprehensive income	3,728	3,714
Accumulated deficit	(176,935)	(176,076)
Total SemiLEDs stockholders' equity	2,565	3,383
Noncontolling interests	45	46
Total equity	2,610	3,429
TOTAL LIABILITIES AND EQUITY	$11,184	$12,428

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 28,
	2019	2019
Revenues, net	$1,745	$1,630
Cost of revenues	1,405	1,628
Gross profit	340	2
Operating expenses:
Research and development	444	298
Selling, general and administrative	597	619
Loss on disposals of long-lived assets	—	—
Total operating expenses	1,041	917
Loss from operations	(701)	(915)
Other income (expenses):
Interest expenses, net	(74)	(36)
Other income (loss), net	94	(126)
Foreign currency transaction gain (loss), net	(177)	233
Total other income (expenses), net	(157)	71
Loss before income taxes	(858)	(844)
Income tax expense	—	—
Net loss	(858)	(844)
Less: Net gain (loss) attributable to noncontrolling interests	1	3
Net loss attributable to SemiLEDs stockholders	$(859)	$(847)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.24)	$(0.24)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,589	3,579

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